Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated the 15th day of December, 2008, amends and restates, effective as of January 1, 2009, that certain employment agreement dated as of March 19, 2007 (the “Prior Agreement”), by and between NovaMed Management Services, LLC, a Delaware limited liability company (the “Company”) and a wholly owned subsidiary of NovaMed, Inc. (the “Parent”), and Graham Cherrington (“Employee”).

PRELIMINARY RECITALS

A.            The Company is engaged in the business of:  (i) owning, operating and/or managing ambulatory surgery centers and other outpatient surgical facilities, optical dispensaries, wholesale optical laboratories, an optical supplies and equipment purchasing organization and a marketing services and products company that provides marketing services and products to eye care providers; and (ii) providing comprehensive eye care services to eye care providers and businesses ancillary thereto, including, without limitation, providing financial, administrative, information technology, marketing and managed care services and ophthalmic surgical equipment to ophthalmic and optometric providers (collectively, the “Business”).

B.            The Company currently employs Employee as a Senior Vice President of the Company on the terms and conditions contained in the Prior Agreement.

C.            The Company and the Employee desire to modify the Prior Agreement, by amending and restating it in the form set forth herein, to conform it with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Employment

1.1.          Engagement of Employee.  The Company agrees to continue to employ Employee, and Employee accepts such continued employment by the Company, under the terms and conditions set forth herein for the period beginning January 1, 2009 (the “Effective Date”) and ending on March 18, 2010 (the “Initial Employment Period”).  THE INITIAL EMPLOYMENT PERIOD AND ANY RENEWAL PERIOD (AS HEREINAFTER DEFINED) SHALL AUTOMATICALLY BE RENEWED AND EXTENDED ON THE SAME TERMS AND CONDITIONS CONTAINED HEREIN FOR CONSECUTIVE ONE-YEAR PERIODS (THE “RENEWAL PERIODS”), UNLESS NOT LATER THAN SIXTY (60) DAYS PRIOR TO THE END OF THE INITIAL EMPLOYMENT PERIOD OR ANY RENEWAL PERIOD, EITHER PARTY SHALL GIVE WRITTEN NOTICE TO SUCH OTHER PARTY ELECTING TO TERMINATE THIS AGREEMENT.  The Initial Employment Period and the Renewal Periods are hereinafter referred to as the “Employment Period.”  For purposes of this Agreement, any notice of termination electing not to renew this Agreement pursuant to this

Section 1.1 shall be deemed: (i) a termination without Cause if such notice is delivered by the Company and Employee were willing and able to continue performing services under substantially similar terms and conditions; or (ii) a voluntary termination of employment if such notice is delivered by Employee; provided, however, that if the Employment Period is terminated pursuant to this Section 1.1 by Employee (except as provided in Section 3.4), then notwithstanding Article III, the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the expiration of the Employment Period (except payment of Employee’s Base Salary accrued through the expiration of the Employment Period).  Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Article III below.

1.2.          Duties and Powers.  During the Employment Period, Employee will have such responsibilities, duties and authorities, and will render such services or act in such other capacity for the Company and its affiliates as the Board of Directors (the “Board”) of the Parent, the manager and parent of the Company (or any designated officer of the Parent or the Company), may from time to time direct.  Employee will devote his best efforts, energies and abilities and his full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, and shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the Company.  Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees that during the Employment Period he will not engage in any other business activity or have any business pursuits or interests except activities or interests which do not conflict with the business of the Company, the Parent and any of their affiliated entities or interfere with the performance of Employee’s duties hereunder.

1.3.          No Violation.  Employee represents and warrants that the execution of this Agreement by Employee and the performance by Employee of his duties as an employee of the Company will not violate, conflict with or result in a breach or default under any agreements, arrangements or understandings to which Employee is or was a party, or by which he is or was bound, nor will the performance of Employee’s duties as an employee of the Company be limited, restricted or impaired in any manner as a result of any agreements, arrangements or understandings to which Employee is or was a party.

ARTICLE II
Compensation

2.1.          Base Salary.  During the Employment Period, the Company will pay Employee a base salary at the rate of $228,000 per annum (which annual base salary, as increased from time to time in accordance with this Section 2.1, shall be referred to herein as the “Base Salary”), payable in regular installments in accordance with the Company’s general payroll practices for salaried employees.  If the Employment Period is terminated pursuant to Section 3 (subject to any severance provisions in Section 3.3 or Section 3.4), Employee’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year during which services were actually performed by Employee.  The Board or any designated officer shall perform an annual review of Employee’s Base Salary based on Employee’s performance of his duties and the Company’s other compensation policies; provided that any increase in the Base Salary shall require approval of the Board or its Compensation Committee.

2.2.          Discretionary Bonus.  Following the end of each fiscal year, the Board or its Compensation Committee, in its sole discretion, may elect to cause the Company to award to Employee a bonus for such year, in an amount to be determined by the Board or its Compensation Committee, based on such performance targets as shall be established, and adjusted from time to time, by the Board or its Compensation Committee.  The Company shall pay Employee the discretionary bonus, if at all, during the taxable year following the fiscal year with respect to which the discretionary bonus applies.

2.3.          Benefits.  In addition to the Base Salary payable to Employee hereunder, Employee will be entitled to the following benefits during the Employment Period, unless otherwise altered by the Board with respect to all management employees of the Company (collectively, the “Benefits”):

(a)           hospitalization, disability, life and health insurance, to the extent offered by the Company and subject to the Company’s policies in effect from time to time, and in amounts consistent with Company policy, for all management employees, as reasonably determined by the Board;

(b)           four (4) weeks paid vacation each year with salary, consistent with Company policy for all management employees;

(c)           reimbursement for reasonable out-of-pocket business expenses incurred by Employee in the ordinary course of his duties, subject to the Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, including without limitation, requirements with respect to reporting and documentation of such expenses, payable by no later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred;

(d)           other benefit arrangements to the extent made generally available by the Company to its management employees; and

(e)           participation in the Parent’s Stock Incentive Plan or an equivalent plan such that Employee is granted options to purchase an amount of the common equity interest in the Parent consistent with the determination of the Board or its Compensation Committee pursuant to such plan.

2.4.          Taxes, etc.  All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

ARTICLE III
Termination

3.1.          Termination By Employee or the Company.  The Employment Period (i) shall automatically terminate immediately upon Employee’s resignation or death, or (ii) may be terminated immediately by the Company as set forth herein for Cause or without Cause, or by reason of Employee’s Permanent Disability.

“Cause” as used herein means the occurrence of any of the following events:

(a)           a material breach by Employee of any of the terms and conditions of this Agreement; provided that Employee shall have a reasonable period of time during which to cure such material breach following the date on which Employee receives the Company’s written notice of such material breach;

(b)           Employee’s material failure or willful refusal to substantially perform his duties; provided that Employee shall have a reasonable period of time during which to cure such failure following the date on which Employee receives the Company’s written notice of such failure;

(c)           Employee’s failure, as notified by the Company in writing, to comply with any of the Company’s written guidelines or procedures promulgated by the Company and furnished to Employee; provided that Employee shall have a reasonable period of time during which to cure such failure following the date on which Employee receives the Company’s written notice of such failure; or

(d)           the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act or acts constituting a felony or other act involving dishonesty, disloyalty or fraud against the Company.

“Permanent Disability” as used herein shall mean that Employee is unable to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential functions of his or her position.  The Board shall determine, according to the facts then available, whether and when a Permanent Disability has occurred.  Such determination shall not be arbitrary or unreasonable, and shall be final and binding on the parties hereto.

3.2.          Termination by Employee.  Employee has the right to terminate his employment under this Agreement at any time, for any or no reason, upon ninety (90) days written notice to the Company; provided, however, that such ninety (90) day notice is not required for a termination of employment during the Window Period (as defined in Section 3.4(g)).

3.3.          Compensation After Termination.

(a)           Except as described in Section 3.4 hereof, or except as may be specifically required by law, if the Employment Period is terminated (i) by the Company for Cause or due to the death or Permanent Disability of Employee, or (ii) by Employee (including a termination resulting from Employee’s election not to renew this Agreement under Section 1.1 hereof), then the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date (except payment of Employee’s Base Salary accrued through the date of termination or expiration), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Article IV hereof) at law or in equity;

(b)           Except as described in Section 3.4 hereof, if the Employment Period is terminated by the Company without Cause (including a termination resulting from the Company’s election not to renew this Agreement under Section 1.1 hereof):  (i) Employee shall be entitled to receive all items described in Section 3.3(a) above; and (ii) subject to the conditions hereinafter set forth, Employee shall be entitled to receive as severance compensation, the following (collectively, the “Severance Pay”):  (A) Employee’s then-current monthly Base Salary hereunder for a period of ten (10) months (such time period to be hereinafter referred to as the “Severance Period” (unless modified by Section 3.4)), payable, beginning 30 days following the Termination Date, in regular installments in accordance with the Company’s general payroll practices for salaried employees; (B) the bonus, if any, to which Employee would have been entitled under Section 2.2 hereof at the end of the year during which the termination without Cause occurs had such termination not occurred, which bonus shall be (1) prorated based on the amount of time that Employee was employed by the Company during the year (not including the Severance Period) for which such bonus is being calculated, and (2) determined and paid to Employee contemporaneously with the determination and payment of bonuses for comparable employees of the Company during the calendar year next following the year in which the Termination Date occurs; and (C) continuation of the welfare benefits described in Section 2.3(a) for the Severance Period, to the extent permissible under the terms of the relevant benefit plans.  The bonus described in subclause (B) above shall not be the “Target Bonus” (as defined in Section 3.4(b)), but rather the bonus that would have been payable pursuant to Section 2.2 hereof, as modified by this Section 3.3(b).  Employee’s right to receive Severance Pay hereunder is conditioned upon: (x) Employee executing and delivering to the Company, before any payment is due or scheduled to begin, a written separation agreement and general release of all claims, in form and substance acceptable to the Company, which shall among other things, contain a general release by Employee of all claims arising out of his employment and termination of employment by the Company (a “Release Agreement”); and (y) Employee’s compliance with all of his obligations which survive termination of this Agreement, including without limitation those described in Article IV below.  The Severance Pay is intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of his termination without Cause.  The Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the date of termination of employment with the Company for any reason (the “Termination Date”), and the Company shall continue to have all other rights available hereunder (including without limitation, all rights hereunder (including without limitation, all rights under Article IV hereof) at law or in equity.  For purposes of this Section 3.3(b) only, the Severance Period shall increase based on additional years of service by Employee as follows:  Beginning March 19, 2009 and each anniversary thereafter for so long as Employee continues to be employed by the Company, the Severance Period shall be increased by one (1) month every March 19th (e.g. on March 19, 2009, the Severance Period shall be increased to eleven (11) months; and on March 19, 2010, the Severance Period shall be increased to twelve (12) months), provided that in no event shall the Severance Period payable under this Section 3.3(b) be greater than twelve (12) months.

3.4.          Compensation After Termination Following a Change in Control.

(a)           If the Employment Period is terminated following a Change in Control (as defined below) (i) by the Company for Cause or due to the death or Permanent Disability of Employee or (ii) by Employee (including a termination resulting from Employee’s election not to renew this Agreement under Section 1.1 hereof) other than for Good Reason (as defined below) or during the Window Period (as defined below), then the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date (except payment of Employee’s Base Salary accrued through the date of termination or expiration), and the Company shall continue to have all other rights available hereunder (including without limitation, all rights under Article IV hereof) at law or in equity.

(b)           If the Employment Period is terminated following a Change in Control (i) by the Company without Cause (including a termination resulting from the Company’s election not to renew this Agreement under Section 1.1 hereof) or (ii) by Employee for Good Reason, then subject to the conditions described in Section 3.4(d) below, Employee shall be entitled to receive the following as Severance Pay in lieu of any amounts payable under Section 3.3: (A) one hundred twenty-five percent (125%) times the sum of Employee’s Base Salary and Target Bonus, payable in either a lump sum within 30 days following the Termination Date, if the Termination Date occurs no later than the second anniversary of the effective date of the Change in Control, or in regular installments beginning within 30 days following the Termination Date in accordance with the Company’s general payroll practices for salaried employees, if the Termination Date occurs after the second anniversary of the effective date of the Change in Control; and (B) continuation of the welfare benefits described in Section 2.3(a) for fifteen (15) months (the “Severance Period”) to the extent permissible under the terms of the relevant benefit plans.  For purposes of this Agreement, “Target Bonus” shall mean the greater of (x) an amount equal to the bonus that would have been payable to Employee following the calendar year in which the Termination Date occurs pursuant to the Company’s Executive Compensation Plan (the “Executive Plan”), based on attaining one hundred percent (100%) of Employee’s applicable target measure established pursuant to the Executive Plan or (y) thirty percent (30%) of Base Salary.  The Target Bonus shall not be adjusted based on whether the Company anticipates attaining such target measure as of the Termination Date, whether the target measure is ultimately attained or whether any bonus amounts payable under the Executive Plan would have ultimately been approved by either the Compensation Committee or the Board.

(c)           If the Employment Period is terminated following a Change in Control by Employee for any reason or no reason during the Window Period, then subject to the conditions described in Section 3.4(d) below, Employee shall be entitled to receive the following as Severance Pay in lieu of any amounts payable under Section 3.3: (i) fifty percent (50%) of the product of:  (x) one hundred twenty-five percent (125%); multiplied by (y) the sum of Employee’s Base Salary and Target Bonus, payable within thirty (30) days following the Termination Date and (ii) continuation of the welfare benefits described in Section 2.3(a) for seven and one-half (7-1/2) months (the “Severance Period”) to the extent permissible under the terms of the relevant benefit plans.

(d)           Employee’s right to receive any Severance Pay under Section 3.4(b) or Section 3.4(c) above is conditioned upon (i) Employee executing and delivering to the Company, before any payment is due or scheduled to begin, a Release Agreement, which shall, among other things, contain a general release by Employee of all claims arising out of his employment and termination of employment by the Company; (ii) Employee’s compliance with all terms of that separation agreement and general release; and (iii) Employee’s compliance with all of his obligations which survive termination of this Agreement, including without limitation those described in Article IV below.  The Severance Pay is intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of his termination without Cause.  The Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the Termination Date, and the Company shall continue to have all other rights available hereunder (including without limitation, all rights under Article IV hereof) at law or in equity.

(e)           For the purpose of this Agreement, a “Change in Control” means the first to occur of any of the following, construed in accordance with Section 409A of the Code:

(i)            the date any Person or Group (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the Person or Group), other than from the Parent, ownership of 30% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors; provided, however, that any acquisition by the Parent or any of its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Parent in substantially the same portion as their ownership, immediately prior to such acquisition, of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors shall not constitute a Change in Control.  “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than any employee benefit plan (or related trust) of the Parent or its subsidiaries, or any underwriter of the capital stock of the Parent in a registered public offering.  Persons will be considered to be acting as a group (a “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering;

(ii)           the date that any Person or Group acquires ownership of more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation; or

(iii)          the date that any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the Person or Group) assets from the Parent that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions; provided that such acquisition is required to be approved by the Parent’s stockholders under the Delaware General Corporation Law.  For this purpose, gross fair market value means the value of the assets of the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with these assets.

(f)            “Good Reason” shall mean without the written consent of Employee:

(i)            a material change in Employee’s duties or responsibilities which results in or reflects a material diminution of the scope or importance of Employee’s position;

(ii)           a material reduction in Employee’s Base Salary;

(iii)          a material reduction in the level of Benefits available or awarded to Employee;

(iv)          a relocation by the Company of Employee’s primary employment location to a location which is more than 50 miles from Employee’s primary employment location before the Change in Control; or

(v)           any material failure by the Company to comply with Section 3.5 of this Agreement;

so long as Employee notifies the Company within 90 days after the existence of any of these conditions and the Company fails to cure the condition within 30 days after receipt of the notice.  Notwithstanding the foregoing, no Good Reason exists unless the termination of employment occurs by no later than two years after the initial existence of any condition provided in this Section 3.4(f).

(g)           “Window Period” shall mean the 30-day period following the first anniversary of a Change in Control.

3.5.          Special Tax Payments.

(a)           Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payment or distribution being referred to herein individually as a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision), the Company will pay Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee after deduction of any excise tax imposed under Section 4999 of the Code (or any successor provision), and any Federal, state and local income, employment and excise tax imposed upon any Gross-Up Payment shall be equal to the Payment.  For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay Federal income tax and employment taxes at the highest marginal rate of Federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the Termination Date, net of the maximum reduction in Federal income taxes that may be obtained from the deduction of such state and local taxes.

(b)           All determinations to be made under this Section 3.5 will initially be made, at the Company’s expense, by the Company’s independent public accountant immediately prior to the Change in Control (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting legal authorities, calculations and documentation both to the Company and Employee.  If the Accounting Firm makes the initial determination that no excise tax is payable by Employee with respect to any Payment, Employee will have the right to dispute the determination (a “Dispute”) within 20 business days after receipt by Employee of the Accounting Firm’s determination and the related supporting information.  The Company will pay the Gross-Up Payment, if any, as determined by the Accounting Firm, to Employee within five business days after Employee’s receipt of the Accounting Firm’s initial determination.  The existence of a Dispute will in no way affect Employee’s right to receive the Gross-Up Payment in accordance with the Accounting Firm’s initial determination.  If there is no Dispute, the Accounting Firm’s initial determination will be binding, final and conclusive upon the Company and Employee, subject in all respects, however, to the provisions of Sections 3.5(c) and 3.5(d), below.  As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or portion thereof) should have been made by the Company and was not made (an “Underpayment”).  If upon any reasonable written request by Employee or the Company to the Accounting Firm, or upon the Accounting Firm’s own initiative, the Accounting Firm (at the Company’s expense) thereafter determines that Employee is required to make payment of any excise tax or any additional excise tax, as the case may be, the Accounting Firm will determine the amount of the Underpayment that has occurred and the Company will pay any such Underpayment to Employee promptly.  If (i) Employee delivers to the Company a notice from the Internal Revenue Service stating in effect that an excise tax is due with respect to any Payment, or (ii) Employee delivers to the Company an opinion of tax counsel selected by Employee and acceptable to the Company (and such acceptance may not be unreasonably withheld) that all or a portion of a Payment is subject to excise tax and the applicable amount of excise tax, in each case, together with a written claim based upon such notice or such opinion that there has been an Underpayment (a “Notice of Underpayment”), the Company will promptly, but in no event later than five business days after receipt of the Notice of Underpayment, pay to Employee in cash the amount of the Underpayment set forth in the Notice of Underpayment.

(c)           The Company will defend, hold harmless and indemnify Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, interest, penalties, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Damages”) with respect to any tax liability of Employee resulting from any Underpayment, and will promptly, but in no event later than five business days after receipt of any reasonable notice from Employee to the Company of any claim for Damages, pay to Employee in cash the amount of Damages set forth in such notice.

(d)           If any Underpayment or Damages are ultimately determined to be less than the applicable amount previously paid by the Company to Employee, Employee will promptly pay to the Company the amount of any overpayment previously paid by the Company to Employee with respect to such purported Underpayment or Damages.

(e)           Notwithstanding the foregoing, the Company shall pay Employee any amount due under this Section 3.5 by no later than the end of Employee’s taxable year next following the taxable year in which Employee remits the related taxes.

3.6.          Code Section 409A.

(a)           This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code.

(b)           The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Employee of any additional tax, penalty, or interest under Section 409A of the Code.

(c)           If the Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

(d)           The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement.  The Company shall not be liable to Employee for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(e)           For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)            With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(g)           “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Employee’s “separation from service” as defined in Section 409A of the Code.

(h)            If a payment obligation under this Agreement arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service (the aggregate of such scheduled payments, the “Delayed Payment”) shall, in lieu thereof, be paid, as adjusted for earnings or losses thereon, within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.  In the event that the provisions of this Section 3.6(h) shall apply to any payment obligation under this Agreement and provided the Employee executes a Release Agreement, the Company shall make an irrevocable contribution of an amount equal to the Delayed Payment to a grantor trust established consistent with the terms of Revenue Procedure 92-64, 33 I.R.B. 11 (8/17/92) (the “Rabbi Trust”) with a financial institution approved by the Employee, which approval will not be withheld unreasonably, serving as the third-party trustee thereof, under the terms of which the assets of the trust may be used, in the absence of the Company’s insolvency, solely for purposes of fulfilling the Company’s obligation to pay the Delayed Payment to Employee in compliance with Section 409A(a)(2)(B)(i) of the Code.  The Company’s obligation to make the contribution to the Rabbi Trust under the immediately preceding sentence shall arise on the date that the Release Agreement required under Section 3.3 or Section 3.4 becomes effective and such contribution shall be made by no later than the tenth business day (excluding federal holidays) after such effective date.  Employee shall be permitted to direct the trustee how to invest the trust assets held on Employee’s behalf.  The Company shall bear all costs, expenses and fees, including legal and trustee fees, of establishing and maintaining the Rabbi Trust; provided, however, that all brokerage fees, investment transaction fees and applicable taxes shall be paid from the trust assets.

ARTICLE IV
Restrictive Covenants

4.1.           Employee’s Acknowledgment.  Employee acknowledges that:

(a)            the Company is and will be engaged in the Business during the Employment Period and thereafter;

(b)            Employee is one of a limited number of persons who will be developing the Business;

(c)            Employee will occupy a position of trust and confidence with the Company after the date of this Agreement, and during such period and Employee’s employment under this Agreement, Employee will become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and the Business;

(d)           the agreements and covenants contained in this Article IV are essential to protect the Company and the goodwill of the Business and are a condition precedent to the Company entering into this Agreement;

(e)           Employee’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement;

(f)            Employee has means to support himself and his dependents other than by engaging in the Business, or a business similar to the Business, and the provisions of this Article IV will not impair such ability; and

(g)           for purposes of this Article IV, the term “Company” shall include the Company, the Parent and any of their respective subsidiaries and affiliates.

4.2.           Non-Compete.  Employee hereby agrees that for a period commencing on the date hereof and ending on the Termination Date, and thereafter, through the later of (a) the period ending on the first anniversary of the Termination Date or (b) the period ending at the conclusion of the Severance Period (collectively, the “Restrictive Period”), he shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any element of the Business anywhere within a 100-mile radius of the Chicago metropolitan area or within a 100-mile radius of any area (or in the event such area is a major city, the metropolitan area relating to such city) in which the Company on the Termination Date engages in any element of the Business (the “Territory”); provided, however, that nothing contained herein shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Employee is not involved in the business of said corporation and if Employee and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of 3% of the stock of such corporation.  With respect to the Territory, Employee specifically acknowledges that the Company intends to expand the Business into and throughout the United States.

4.3.           Interference with Relationships.  Without limiting the generality of the provisions of Section 4.2 hereof, Employee hereby agrees that, during the Restrictive Period, he will not, directly or indirectly, solicit or encourage, or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits or encourages (a) any person, firm, corporation or other entity which has executed, or proposes to execute, a management services agreement or other services agreement with the Company at any time during the term of this Agreement, or from any successor in interest to any such person, firm, corporation or other entity, for the purpose of securing business or contracts related to any element of the Business, or (b) any present or future customer or patient of the Company or any of its affiliated practices or facilities to terminate or otherwise alter his, her or its relationship with the Company or such affiliated practice or facility; provided, however, that nothing contained herein shall be construed to prohibit or restrict Employee from soliciting business from any such parties on behalf of the Company in performance of his duties as an employee of the Company required under and as specifically contemplated by Section 1.2 above.  In addition, at all times from and after the Termination Date, Employee shall not contact or communicate in any manner with any of the Company’s suppliers or vendors, or any other third party providing services to the Company, regarding the Company or any Company-related matter (which suppliers, vendors or third party service providers will include, without limitation, any third party with whom the Company was, during the term of Employee’s employment with the Company, contemplating engaging, or negotiating with, for the future provision of products or services).

4.4.           Nonsolicitation.  Other than in the performance of his duties hereunder, during the Restrictive Period, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Company or any of its affiliated practices during the Restrictive Period, or otherwise seek to influence or alter any such person’s relationship with the Company.

4.5.           Confidential Information.  Other than in the performance of his duties hereunder, during the Restrictive Period and thereafter, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.  As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company or the Business, including but not limited to any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, designs, processes, procedures, improvements, models, manuals, financial data, acquisition strategies and information, information relating to operating procedures and marketing strategies, and any other proprietary information used by the Company in connection with the Business, irrespective of its form; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Employee.  Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

4.6.           Inventions and Discoveries.

(a)            Employee understands and agrees that all inventions, discoveries, ideas, improvements, whether patentable, copyrightable or not, pertaining to the Business of the Company or relating to the Company’s actual or demonstrably anticipated research, development or inventions (collectively, “Inventions and Discoveries”) that result from any work performed by Employee solely or jointly with others for the Company which Employee, solely or jointly with others, conceives, develops, or reduces to practice during the course of Employee’s employment with the Company, are the sole and exclusive property of the Company.  Employee will promptly disclose all such matters to the Company and will assist the Company in obtaining legal protection for Inventions and Discoveries.  Employee hereby agrees on behalf of himself, his executors, legal representatives and assignees that he will assign, transfer and convey to the Company, its successors and assigns the Inventions and Discoveries.

(b)           THE COMPANY AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT SECTION 4.6(a) SHALL NOT APPLY TO AN INVENTION OF EMPLOYEE FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON EMPLOYEE’S OWN TIME, UNLESS (A) THE INVENTION RELATED (I) TO THE BUSINESS OF THE COMPANY OR (II) TO THE COMPANY’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY EMPLOYEE FOR THE COMPANY.  EMPLOYEE AND THE COMPANY FURTHER ACKNOWLEDGE AND AGREE THAT SECTION 4.6(a) SHALL NOT APPLY TO ANY INVENTIONS OR WORK PRODUCT DEVELOPED OR VESTED BY EMPLOYEE PRIOR TO THE EFFECTIVE DATE.

(c)           EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS SECTION 4.6 AND FULLY UNDERSTANDS THE LIMITATIONS WHICH IT IMPOSES UPON HIM AND HAS RECEIVED A DUPLICATE COPY OF THIS AGREEMENT FOR HIS RECORDS.

4.7.           Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined) too lengthy or the Territory too extensive, the other provisions of this Article IV shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the time period and/or Territory to permissible duration or size.

4.8.           Remedies.  Employee acknowledges and agrees that the covenants set forth in this Article IV (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said Restrictive Covenants, and that in the event of Employee’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law.  Employee accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

4.9.           Covenant Not to Disparage.  During the Restrictive Period and thereafter, Employee shall not disparage, denigrate or derogate in any way, directly or indirectly, any of the Company, its agents, officers, directors, employees, parent, subsidiaries, affiliates, affiliated practices, affiliated doctors, representatives, attorneys, executors, administrators, successors and assigns (collectively, the “Protected Parties”), nor shall Employee disparage, denigrate or derogate in any way, directly or indirectly, his experience with any Protected Party, or any actions or decisions made by any Protected Party.

ARTICLE V

Miscellaneous

5.1.           Notices.  Any notice provided for in this Agreement must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified first class mail, prepaid with return receipt requested or (iii) sent by a recognized overnight courier service, to the recipient at the address below indicated:

To the Company:

NovaMed Management Services, LLC
980 N. Michigan Avenue
Suite 1620
Chicago, IL 60611
Attention: Thomas S. Hall
John W. Lawrence, Jr.

with a copy to:

DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
Attention: Steven V. Napolitano, Esq.

To Employee: at his home address then on file with the Company.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given (a) on the date such notice is personally delivered, (b) three (3) days after the date of mailing if sent by certified or registered mail, or (c) one (1) day after the date such notice is delivered to the overnight courier service if sent by overnight courier.

5.2.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.3.           Entire Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and, as of the Effective Date, shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

5.4.                              Counterparts.  This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

5.5.                              Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company and their respective successors and permitted assigns.  Employee may not assign any of his rights or obligations hereunder without the written consent of the Company.

5.6.                              No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

5.7.                              Amendments and Waivers.  Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

5.8.                              Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

5.9.                              Income Tax Treatment.  Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under this Agreement as ordinary and necessary business expenses for income tax purposes.  Employee agrees and represents that he will treat all such amounts as ordinary income for income tax purposes, and should he report such amounts as other than ordinary income for income tax purposes, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

5.10.                        CONSENT TO JURISDICTION.  THE COMPANY AND EMPLOYEE HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREE THAT SUBJECT TO THE COMPANY’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.  EMPLOYEE ACCEPTS FOR HIMSELF AND IN CONNECTION WITH HIS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

5.11.                        WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS

BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.  THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, DISCRIMINATION CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE COMPANY AND EMPLOYEE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

THIS AGREEMENT CONTAINS AUTOMATIC RENEWAL PROVISIONS.

COMPANY:

NovaMed Management Services, LLC, a Delaware limited liability company

By:	/s/ Thomas S. Hall
Thomas S. Hall, President and Chief
Executive Officer

EMPLOYEE:

/s/ Graham Cherrington
Graham Cherrington